Exhibit 99.1

JetPay® Corporation Reports Third Quarter Results

Revenues Increase 21.2%, EBITDA Increases 49.0%

Center Valley, PA – November 10, 2017 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the third quarter and nine months ended September 30, 2017.

Financial Highlights

•	Revenues increased 21.2%, or $3.2 million, to $18.4 million for the three months ended September 30, 2017 as compared to $15.2 million for the same period in 2016, and 43.7%, or $17.1 million, to $56.2 million for the nine months ended September 30, 2017, as compared to $39.1 million for the same period in 2016.

•	Revenues within our Payment Services Segment increased 23.3%, or $2.8 million, to $14.6 million for the three months ended September 30, 2017 as compared to $11.8 million for the same period in 2016, and up 56.8%, or $15.9 million, to $43.9 million for the nine months ended September 30, 2017, as compared to $28.0 million for the same period in 2016

•	Revenues within our HR & Payroll Segment increased $485,000, or 14.4%, to $3.9 million in the three months ended September 30, 2017, as compared to $3.4 million for the same period in 2016, and 11.3%, or $1.3 million, to $12.3 million for the nine months ended September 30, 2017, compared to $11.0 million for the same period in 2016. This organic growth included accelerated growth in sales of our Workforce Today® human capital management solution.

•	Consolidated gross profit increased 11.4% to $5.6 million, or 30.3% of revenues, for the three months ended September 30, 2017, up from $5.0 million for the same period in 2016, and up 34.2%, or $4.5 million, to $17.7 million, or 31.5% of revenues, from $13.2 million for the nine months ended September 30, 2016.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the third quarter 2017 were up 49.0% versus the third quarter 2016, with EBITDA of $775,000 and $520,000 for the third quarter of 2017 and 2016, respectively, and $2.1 million and $(5.1) million for the nine month periods ended September 30, 2017 and 2016, respectively. EBITDA, adjusted for non-recurring and non-cash items, (“adjusted EBITDA”- see Non-GAAP Financial Measures definition and reconciliation of operating loss to EBITDA and adjusted EBITDA below), was $979,000, or 5.3% of revenues for the third quarter of 2017, as compared to $909,000, or 6.0% of revenues, for the same period in 2016. Adjusted EBITDA was up 46.6% year-to-date, with $3.8 million, or 6.7% of revenues, for the nine months ended September 30, 2017, as compared to $2.6 million, or 6.6% of revenues, for the same period in 2016.

•	The ratio of our total debt to total capitalization, which consists of total debt of $15.7 million and common stock subject to possible redemptions, convertible preferred stock and stockholders’ equity totaling $62.6 million, was 20.1% at September 30, 2017, a substantial decrease from 24.6% at December 31, 2016. As of September 30, 2017, we had positive working capital of $667,000.

Recent News Highlight

•	On October 30, 2017, Robert Frankfurt joined the Company’s Board of Directors. Mr. Frankfurt was also appointed to serve as chairman of the Company’s Audit Committee. Mr. Frankfurt founded Myca Partners, Inc., an investment advisory services firm (“Myca”) to invest in small cap U.S. public and private companies. Prior to forming Myca, Mr. Frankfurt spent more than a decade as a partner and senior portfolio manager at various investment partnerships and has recently served on a number of public company boards. He began his career as a financial analyst in the mergers and acquisition department of Bear, Stearns & Co. and later joined Hambro Bank America as an associate focused on mergers and acquisitions and venture capital transactions. Mr. Frankfurt graduated from the Wharton School of Business with a B.S. in Economics and received an MBA from the Anderson Graduate School of Management at UCLA.

“With another quarter of 20% plus organic growth and a significant increase in EBITDA, JetPay has started to show the consistency in revenue and earnings growth that our technology and people can deliver,” stated Diane (Vogt) Faro, CEO of JetPay Corporation. “Our strategy has remained consistent, and we are confident we can deliver continued growth. In our Payments business, the Illinois e-Pay business is being launched and we have seen continued growth from our existing partners and have signed several new relationships. Additionally, our new products, including our Discount for Cash product, continue to contribute to our growth.” Ms. Faro continued, “In our HR & Payroll business, we are now seeing consistent double-digit growth as our human capital management market strategies continue to unfold. We are pleased with the strong progress we have made during the past nine months and are excited to bring this year to a strong close.”

Financial Results, Third Quarter 2017 Compared to Third Quarter 2016

Revenues were $18.4 million for the three months ended September 30, 2017, compared to $15.2 million for the same period in 2016. Revenues for our Payment Services Segment increased $2.8 million, or 23.3%, for the three months ended September 30, 2017, compared to the same period in 2016. The increase was attributable to net revenue growth in our Government and Utilities, e-Commerce, and ISO/ISV sectors, including an increase in revenues in our Discount for Cash product. Revenues for our HR & Payroll Segment increased $485,000, or 14.4%, for the three months ended September 30, 2017, as compared to the same period in 2016. This increase was largely attributable increasing demand for our full-suite, human capital management services.

Operating loss for the three months ended September 30, 2017 was $(206,000), compared to an operating loss of $(922,000) for the same period in 2016. Operating loss includes depreciation and amortization expense of $1.1 million and $1.0 million for the three months ended September 30, 2017 and 2016, respectively. The decrease in operating loss was partially related to the increase in revenues noted above and a decrease in the fair value of contingent consideration liability by $564,000.

Net loss for the three months ended September 30, 2017 was $(575,000) or a net loss applicable to common stockholders of $(3.3) million after accretion of convertible preferred stock of $2.8 million, compared to a net loss of approximately $(1.3) million, or a net loss applicable to common stockholders of $(2.9) million after accretion of convertible preferred stock of $1.6 million for the same period in 2016. The decrease in net loss was primarily related to the decrease in operating loss described above.

Financial Results, First Nine Months of 2017 Compared to First Nine Months of 2016

Revenues were $56.2 million for the nine months ended September 30, 2017, compared to $39.1 million for the same period in 2016. Revenues for our Payment Services Segment increased $15.9 million, or 56.8%, for the nine months ended September 30, 2017, compared to the same period in 2016. The increase was related to the acquisition of our Government and Utility payments operation, which contributed an incremental $9.4 million of revenue in the first nine months of 2017 and continued growth in our e-Commerce and ISO/ISV sectors, including growth in our Discount for Cash product. Revenue from our HR & Payroll Segment increased $1.3 million, or 11.3%, for the nine months ended September 30, 2017, as compared to the same period in 2016. This increase was attributable to increasing demand for our full-suite, human capital management services.

Operating loss for the nine months ended September 30, 2017 was $(925,000), compared to a loss of $(8.2) million for the same period in 2016. Operating loss includes depreciation and amortization expense of $3.4 million and $2.9 million for the nine months ended September 30, 2017 and 2016, respectively. The decrease in operating loss was partially related to the acquisition of JetPay Payment Services, FL, which contributed an incremental $1.1 million of operating income in the first nine months of 2017, as well as a $5.4 million reduction in professional fees for non-repetitive matters and legal settlement costs, a decrease in the fair value of contingent consideration liability by $577,000, all partially offset by an increase in non-cash loss on disposal of fixed assets of $110,000.

Net loss for the nine months ended September 30, 2017 was $(2.1) million or a net loss applicable to common stockholders of $(9.6) million after accretion of convertible preferred stock of $7.5 million, compared to a net loss of approximately $(7.9) million, or a net loss applicable to common stockholders of $(12.3) million after accretion of convertible preferred stock of $4.4 million for the same period in 2016. The decrease in net loss was primarily related to the decrease in operating loss described above.

Conference Call

JetPay will conduct a conference call on Wednesday, November 15, 2017 at 9:00 AM EST (6:00 AM PST) to discuss these results and conduct a question and answer session. The participant conference call number is (855) 446-8217 (International Dial-In (509) 960-9039, conference ID: 7888199. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 7888199. This will be available from two hours following the teleconference until Wednesday, November 22, 2017.

About JetPay Corporation

JetPay Corporation, based in Center Valley, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management services, and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation

(000’s omitted)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Operating loss	$(206)	$(922)	$(925)	$(8,203)
Change in fair value of contingent consideration liability	(160)	404	(343)	234
Amortization of intangibles	874	865	2,623	2,377
Depreciation	267	173	746	540

EBITDA	$775	$520	$2,101	$(5,052)

Professional fees for non-repetitive matters	23	269	239	1,153
Legal settlement costs	-	(20)	747	6,120
Non-cash stock based compensation	181	138	565	314
Non-cash loss on disposal of fixed asset	-	2	110	32

Adjusted EBITDA	$979	$909	$3,762	$2,567

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Many of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2016, the Company’s Quarterly Reports on Forms 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

	(Unaudited)		(Unaudited)

Processing revenues	$18,440	$15,214	$56,159	$39,069
Cost of processing revenues	12,855	10,199	38,489	25,905

Gross profit	5,585	5,015	17,670	13,164

Selling, general and administrative expenses	4,810	4,515	14,822	12,096
Settlement of legal matter	-	(20)	747	6,120
Change in fair value of contingent consideration liability	(160)	404	(343)	234
Amortization of intangibles	874	865	2,623	2,377
Depreciation	267	173	746	540

Operating loss	(206)	(922)	(925)	(8,203)

Other expenses (income)
Interest expenses	281	301	852	812
Non-cash interest costs and amortization of debt discounts	39	24	106	280
Other income	(7)	(3)	(14)	(6)

Loss before income taxes	(519)	(1,244)	(1,869)	(9,289)

Income tax expense (benefit)	56	96	199	(1,378)

Net loss	(575)	(1,340)	(2,068)	(7,911)
Accretion of convertible preferred stock	(2,758)	(1,557)	(7,533)	(4,424)

Net loss applicable to common stockholders	$(3,333)	$(2,897)	$(9,601)	$(12,335)

Basic and diluted loss per share applicable to common stockholders	$(0.21)	$(0.16)	$(0.60)	$(0.78)

Weighted average shares outstanding:
Basic and diluted	15,660,540	17,682,903	15,974,981	15,850,088

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2017	December 31, 2016
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$7,207	$12,584
Restricted cash	1,904	2,129
Accounts receivable, less allowance for doubtful accounts	4,037	4,677
Settlement processing assets and funds	38,257	35,240
Prepaid expenses and other current assets	1,475	5,849
Current assets before funds held for clients	52,880	60,479
Funds held for clients	44,968	49,154
Total current assets	97,848	109,633
Property and equipment, net	3,468	2,125
Goodwill	48,978	48,978
Identifiable intangible assets, net	23,467	26,090
Other assets	393	384
Total assets	$174,154	$187,210

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$2,862	$8,074
Accounts payable and accrued expenses	10,583	10,821
Settlement processing liabilities	38,422	35,079
Deferred revenue and other current liabilities	346	1,487
Current liabilities before client fund obligations	52,213	55,461
Client fund obligations	44,968	49,154
Total current liabilities	97,181	104,615
Long-term debt and capital lease obligation, net of current portion	12,872	13,794
Deferred income taxes	520	520
Other liabilities	980	1,228
Total liabilities	111,553	120,157

Commitments and Contingencies

Redeemable Convertible Preferred Stock	56,817	53,324

Common Stock, subject to possible redemption	3,520	3,520

Stockholders’ Equity	2,264	10,209
Total Liabilities and Stockholders’ Equity	$174,154	$187,210

JetPay Corporation

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Nine Months Ended September 30,
	2017	2016
Operating Activities
Net loss	$(2,068)	$(7,911)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	746	540
Stock-based compensation	531	285
Common stock issued as compensation	97	-
Employee stock purchase plan expense	34	29
Amortization of intangibles	2,623	2,377
Non-cash interest costs and amortization of debt discounts	106	280
Change in fair value of contingent consideration liability	(343)	234
Loss on disposal of fixed assets	110	32
Deferred income taxes	-	(1,602)
Recognition of note payable in connection with settlement of legal matter	-	1,851
Change in operating assets and liabilities	532	5,350
Net cash provided by operating activities	2,368	1,465

Investing Activities
Net decrease in restricted cash and cash equivalents held to satisfy client fund obligations	4,186	4,397
Cash acquired in acquisition	-	519
Purchase of property and equipment	(1,591)	(615)
Investment in acquired technology	-	(351)
Proceeds on disposal of property and equipment	-	15
Net cash provided by investing activities	2,595	3,965

Financing Activities
Payments on long-term debt and capital lease obligations	(7,447)	(2,392)
Proceeds from issuance of common stock, net of issuance costs	-	64
Proceeds from issuance of common stock pursuant to employee stock purchase plan	181	47
Proceeds from notes payable	677	1,970
Proceeds from sale of preferred stock, net of issuance costs	825	2,500
Restricted cash reserve	-	(1,900)
Payment of deferred financing fees associated with new borrowings	(76)	(112)
Payment of deferred and contingent acquisition consideration	(314)	(1,386)
Net decrease in client funds obligations	(4,186)	(4,397)
Net cash used in financing activities	(10,340)	(5,606)

Net decrease in cash and cash equivalents	(5,377)	(176)

Cash and cash equivalents, beginning	12,584	5,594
Cash and cash equivalents, ending	$7,207	$5,418